Exhibit 10.27

December 30, 2008

Mr. Brandon Black

[home address]

Dear Brandon:

This letter amends the letter agreement dated June 13, 2005 (the “Agreement”), by and between Encore Capital Group, Inc. (the “Company”) and you to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, effective January 1, 2009, by adding the following new Section 20 at the end thereof:

“20. Compliance with Code Section 409A. Compensation and benefits payable under the Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code. In this regard, each such payment that is made in a series of scheduled installments shall be deemed a separate identified payment for purposes of Section 409A. To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

Notwithstanding any contrary provision of this Agreement, any amount or benefit that fails to qualify for an exemption from Section 409A shall be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that amounts or benefits payable to you upon separation from service be delayed until the first regular payroll date which occurs more than 6 months after separation from service (or if earlier, the date of your death) if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service, with the first of such payments including all payments which would have been made during the period of such delay without regard thereto and without interest, and with subsequent payments, if any, made in accordance with the dates and terms otherwise provided herein.

Your date of termination for purposes of determining the date that any amount or benefit that is treated as nonqualified deferred compensation under Code Section 409A is to be paid (or in determining whether an exemption to such treatment applies), and for purposes of determining whether you are a “specified employee” on the date of termination, shall be the date on which you have incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and applicable guidance thereunder.

In each case where this Agreement provides for the payment of an amount or benefit that constitutes nonqualified deferred compensation under Section 409A to be made to you within a designated period and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and you shall have no right to designate the year in which the payment shall be made.

Notwithstanding the provisions of Section 9 of the Agreement, if you are entitled to payments under Section 9 in connection with a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Code, then the payments shall be made in the same manner as provided for payments due under Section 10, rather than in a lump sum, to the extent necessary to avoid the imposition of additional taxes under Section 409A.

In addition, to the extent necessary to avoid the imposition of additional taxes under Section 409A, if any Payments are subject to reduction pursuant to Section 16, the reduction will occur in the manner specified in Section 16, and to the extent not specified, in the manner that produces the greatest economic benefit to you, and you will have no right to elect a different order.”

Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This letter agreement and the Agreement constitute the complete and entire agreement among the parties relating to the subject matter thereof, and there are no prior or contemporaneous oral or written representations, promises or agreements not expressly set forth therein. This letter agreement may not be modified in any respect except by a writing dated and signed by the parties hereto.

In order to confirm your agreement with and acceptance of the foregoing provisions of this letter agreement, please sign one copy of this letter and return it to me. The other copy is for your records.

Sincerely,

Encore Capital Group, Inc.

By:	/s/ J. Christopher Teets
J. Christopher Teets
Member, Board of Directors

AGREED AND ACCEPTED:

/s/ J. Brandon Black	December 30, 2008
(Signature of Executive)	(Date Signed)